EXHIBIT 23.1


                           Independent Auditors' Consent
                           -----------------------------


The Board of Directors
Cheyenne Software, Inc. and Subsidiaries:

We consent to the use of our report incorporated herein on Form S-8/S-3 by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report contains an explanatory paragraph that states that the Company is a defendant in a class action lawsuit. The ultimate outcome of the litigation cannot presently be determined. The consolidated financial statements and financial statement schedules do not include any adjustment that might result from the outcome of that uncertainty.


                                                     /s/ KPMG Peat Marwick LLP

                                                     KPMG PEAT MARWICK LLP

Jericho, New York
March 6, 1996